Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

June 25, 2021

First Advantage Corporation

1 Concourse Parkway NE, Suite 200

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel to First Advantage Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of up to 19,894,237 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company, consisting of (i) up to 14,503,728 shares of Common Stock that may be issued by the Company pursuant to the First Advantage Corporation 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”), (ii) up to 1,525,000 shares of Common Stock that may be issued by the Company pursuant to the First Advantage Corporation 2021 Employee Stock Purchase Plan (the “2021 Employee Stock Purchase Plan”) and (iii) up to 3,865,509 shares of Common Stock that may be issued by the Company pursuant to the existing Class B LP Option Grant Agreements (the “Option Grant Agreements” and together with the 2021 Incentive Plan and the 2021 Employee Stock Purchase Plan, the “Plans”).

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Simpson Thacher & Bartlett LLP

First Advantage Corporation	-2-	June 25, 2021

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (A) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware and (B) upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Simpson Thacher & Bartlett LLP

First Advantage Corporation	-3-	June 25, 2021

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP